EXHIBIT 10.1

September 30, 2009

Mr. David Russell, CEO
Apollo Gold Corporation
Denver CO

Dear Dave,

As per our various conversations and discussions, the following are the basic terms Elkhorn is proposing to purchase of Apollo Gold’s interest in Montana Tunnels Mining Inc.  If you are in agreement with these terms, we are prepared to move forward with the preparation of documents to finalize this transaction.

Elkhorn Goldfields LLC will purchase Apollo’s entire interest in Montana Tunnels Mining Inc. (AKA: MTMI) which includes the Elkhorn Tunnels JV, Montana Tunnels Mine, Diamond Hill Mine, Diamond Hill Mill and any and all ancillary assets from Apollo Gold for a purchase price of $9,000,000, as of September 30th, 2009, to be paid on the following terms with the effective date to be October 19, 2009:

1)	$5,000,000 paid in cash on the following schedule:
a.	$250,000 non-refundable payment paid no later than October 19, 2009. This agreement shall be subject to non-disclosure and non-binding on either party should this payment not be made.
b.	$250,000 non-refundable payment paid no later than November 25th, 2009
c.	$250,000 non-refundable payment paid no later than December 25th, 2009
d.	$250,000 paid on January 25th, 2009
e.	$250,000 paid on February 25th, 2010
f.	$250,000 paid on March 25th, 2010
g.	$1,500,000 paid on April 30th, 2010
h.	$2,000,000 paid on May 31st, 2010

It is understood and agreed that any missed scheduled payment will result in the termination of this agreement unless otherwise negotiated.

2)	$4,000,000 paid by a 4% NSR
a.	Payments commencing coincident with the start of production on standard NSR industry terms and continuing to be paid from production until such time as a total of $4,000,000 is paid.

3)	Upon full payment of cash portion of purchase contract, title of all assets subject to this agreement shall be conveyed to Elkhorn, subject to the 4% NSR interest due to Apollo.

4)
Apollo shall have a “claw back” right to earn a 50% interest in a new Joint Venture to be formed between Elkhorn and Apollo for the purpose of exploring and developing additional potential gold and / or other associated metal reserve and resources at Montana Tunnels.  (Excluded would be the current M-Pit Reserves and Resources.)  This provision shall be enacted by Elkhorn, as the operator, utilizing Dick Nana as the managing geologist, based on his availability, by submitting a proposed exploration budget and plan to Apollo within 18 months of this agreement, and upon Apollo’s agreement to fund 50% of the proposed program.  Should minerals of value be found warranting further exploration and development, Apollo shall have the right to fund 50% of the cost through production and in doing so, shall have earned a 50% Joint Venture interest in this future development.  It is intended that the Joint Venture agreement will be structured utilizing the current Elkhorn Tunnels JV Agreement, with Elkhorn the operator, and Apollo, the JV partner in this enterprise.

If you are in agreement with the basic terms of this agreement, please sign below, and we will immediately move forward to commence the due diligence process and arrive at formal agreements documenting this transaction.

Best regards,

/s/ Patrick W.M. Imeson

Patrick W.M. Imeson
Chairman

Agreed,

/s/ R. David Russell

R. David Russell, CEO
Apollo Gold Corporation